                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933


                           ANIXTER INTERNATIONAL INC.
             (Exact name of registrant as specified in its charter)

                         DELAWARE                                                    94-1658138
(State or other jurisdiction of incorporation or organization)         (I.R.S. Employer Identification No.)


                                 4711 GOLF ROAD
                             SKOKIE, ILLINOIS 60076
                                 (847) 677-2600
          (Address and telephone number of principal executive offices)


                           ANIXTER INTERNATIONAL INC.
                        2001 MID-LEVEL STOCK OPTION PLAN
                            (Full Title of the Plan)


                                    JOHN DUL
                                 4711 GOLF ROAD
                             SKOKIE, ILLINOIS 60076
                     (Name and Address of Agent For Service)

                                 (847) 677-2600
          (Telephone Number, Including Area Code, of Agent For Service)

                                   ----------

                         CALCULATION OF REGISTRATION FEE

================================================================================================================================
                                                                              Proposed Maximum Offering             Proposed
Title of Securities to be Registered          Amount to be Registered            Price per Share(1)              Aggregate Price
--------------------------------------------------------------------------------------------------------------------------------
         Common Stock
   ($1.00 per share par value)                     700,000 shares                  $    21.55                    $ 15,085,000.00
================================================================================================================================


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 (h) on the basis of the average of the high and low prices as reported in the consolidated reporting system for the New York Stock Exchange on April 11, 2003.

                                     PART II

                             INFORMATION REQUIRED IN
                           THE REGISTRATION STATEMENT


ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents, which have heretofore been filed by Anixter International Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated by reference herein and shall be deemed to be a part hereof:

         (a) The Company's Annual Report on Form 10-K/A for the year ended January 3, 2003.

         (b) The description of the Company's Common Stock under the caption "Description of Registrant's Securities to be Registered" included in the Company's Registration Statement No. 33-12390 dated March 4, 1987.

         All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and shall be deemed a part hereof from the date of filing of such documents.

ITEM 4. DESCRIPTION OF SECURITIES.

         Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Certain legal matters with respect to the legality of the Common Stock offered hereby will be passed upon for the Company by John A. Dul, Vice President, General Counsel and Secretary of the Company. Mr. Dul holds a total of 42,818 shares and options to acquire shares of Common Stock.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the Delaware General Corporation Law (the "DGCL") and
Article IX of the Company's By-laws authorize and empower the Company to indemnify the directors, officers, employees and agents of the Company against liabilities incurred in connection with, and related expenses resulting from, any claim, action or suit brought against any such person as a result of his or her relationship with the Company, provided that such persons acted in accordance with a stated standard of conduct in connection with the acts or events on which such claim, action or suit is based. The finding of either civil or criminal liability on the part of such persons in connection with such acts or events is not necessarily determinative of the questions of whether such persons have met the required standard of conduct and are, accordingly, entitled to be indemnified.

         In addition, Article IX of the Company's Restated Certificate of Incorporation, as amended, provides that the Company's directors do not have personal liability to the Company or its stockholders for monetary damages for any breach of their fiduciary duty as directors except (i) for a breach of the duty of loyalty, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of the law, (iii) for willful or negligent violations of certain provisions in the DGCL imposing certain requirements with respect to stock repurchases, redemptions and dividends or
(iv) for any transaction from which the director derived an improper personal benefit. Subject to these exceptions, under Article IX directors do not have any personal liability to the Company or its stockholders for any violation of their fiduciary duty.

         The Company has entered into indemnification agreements with each of its directors and officers (the "Indemnification Agreements"). The Indemnification Agreements provide for the prompt indemnification "to the fullest extent permitted by law" and for the prompt advancement of expenses, including attorney's fees and other costs, expenses and obligations paid or incurred in connection with investigating, defending, being a witness or participating in (including on appeal) any threatened, pending or completed action, suit or proceeding related to the fact that such director or officer is or was a director, officer, employee, trustee, agent or fiduciary of the Company or is or was serving at the request of the Company as a director, officer, employee, trustee, agent or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, or by reason of anything done by a director in any such capacity. The Indemnification Agreements further provide that the Company has the burden of proving that a director or officer is not entitled to indemnification in any particular case.

         The Company has purchased insurance policies providing that, if any officer or director of the Company or its subsidiaries becomes legally obligated to make a payment (including legal fees and expenses) in connection with an alleged wrongful act, the insurer will reimburse such officers and directors if the indemnification payments, as provided above, are not made by the Company or its subsidiaries to such officers and directors. Wrongful act means any breach of duty, neglect, error, misstatement, misleading statement or other act done by an officer or director of the Company or any subsidiary.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8. EXHIBITS.

         See Exhibit Index which is incorporated herein by reference.

ITEM 9. UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

         1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

         2. That, for the purpose of determining any liability under the Securities Act, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         SIGNATURES

         Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement, or amendment thereto, to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Skokie, State of Illinois on April 14, 2003.

                                         Anixter International Inc.

                                         /s/ John A. Dul
                                         -------------------------------------
                                                    John A. Dul
                                         Vice President, General Counsel and
                                                     Secretary


         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW ON APRIL 14, 2003 BY THE FOLLOWING PERSONS ON BEHALF OF THE REGISTRANT IN THE CAPACITIES INDICATED.

LORD JAMES BLYTH*                                         Director
--------------------------------------
Lord James Blyth


Robert L. Crandall*                                       Director
--------------------------------------
Robert L. Crandall


/s/ TERRANCE A. FABER                                     Vice President--
--------------------------------------                    Controller (Principal Accounting
Terrance A. Faber                                         Officer)



/s/ ROBERT W. GRUBBS                                      President, Chief
--------------------------------------                    Executive Officer (Principal Executive
Robert W. Grubbs                                          Officer) and Director


F. PHILIP HANDY*                                          Director
--------------------------------------
F. Philip Handy


MELVYN N. KLEIN*                                          Director
--------------------------------------
Melvyn N. Klein


/s/  Dennis J. Letham                                     Senior Vice President -- Finance
--------------------------------------                    and Chief Financial Officer
Dennis J. Letham                                          (Principal Financial Officer)


JOHN R. PETTY*                                            Director
--------------------------------------
John R. Petty

STUART M. SLOAN*                                          Director
--------------------------------------
Stuart M. Sloan


THOMAS C. THEOBALD*                                       Director
--------------------------------------
Thomas C. Theobald


MARY AGNES WILDEROTTER*                                   Director
--------------------------------------
Mary Agnes Wilderotter


MATTHEW ZELL*                                             Director
--------------------------------------
Matthew Zell


SAM ZELL*                                                 Director
--------------------------------------
Sam Zell


*By    /s/ John A. Dul
       --------------------------------------
       John A. Dul (Attorney in fact)

                                  EXHIBIT INDEX


Exhibit                                                                                 Sequentially
Number                     Exhibit                                                      Numbered Page
------                     -------                                                      -------------
 (4a)                      2001 Mid-Level Stock Option Plan

 (4b) Form of Stock Option Grant (incorporated by reference from Anixter International Inc.'s Annual Report on
                           Form 10-K for the fiscal year ended December 31, 1995, Exhibit 10.27).

 (5)                       Opinion and Consent of John A. Dul, Esq.

 (23.1)                    Consent of Ernst & Young LLP.

 (24)                      Power of Attorney.